Exhibit 10.1

AMENDMENT NUMBER THREE
TO THE
HEALTH NET, INC.
2006 LONG-TERM INCENTIVE PLAN, AS AMENDED

WHEREAS, Health Net, Inc. (the “Company”) maintains the Health Net, Inc. 2006 Long-Term Incentive Plan, as amended (the “Plan”) for the benefit of key employees and directors of the Company;
WHEREAS, the Company desires to amend the Plan to (i) clarify the ability of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company to delegate authority under the Plan and (ii) make certain other changes to conform the Plan to recent changes in the Committee's charter; and
WHEREAS, the Board has the power to amend the Plan pursuant to Section 8.2 thereof.
NOW, THEREFORE, BE IT RESOLVED, that the Board hereby amends the Plan as follows:
1.     The definition of “Committee” under Article II is hereby amended and restated in its entirety as follows:
“Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof that, in each case, consists solely of one or more members of the Compensation Committee; provided, that to the extent required by applicable law, regulation or listing standard, each member of the Compensation Committee (or subcommittee thereof) shall qualify as an “outside director” within the meaning of Section 162(m) of the Code, a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “independent director” within the meaning of the New York Stock Exchange Listed Company Manual. Notwithstanding the foregoing, the Committee may delegate its authority pursuant to Section 3.2(b) hereof to the extent permitted by applicable law.
2.     Section 3.2(b) of the Plan is hereby amended and restated in its entirety as follows:
(b)    Delegation. To the extent permitted by applicable law, the Committee may delegate some or all of its power and authority hereunder to such executive officer or officers of the Company or such member or members of the Committee as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority (i) with regard to the grant of an award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee's judgment, is likely to be a covered employee at any time during the period an award hereunder to such employee would be outstanding, to the extent an award is intended to be qualified performance-based compensation under Section 162(m), (ii) with regard to the grant of an award to an officer or other person subject to Section 16 of the

Exchange Act (or decisions concerning the timing, pricing or amount of an award to such an officer or other person), or (iii) to the extent any other law, regulation or listing standard requires that such power or authority be exercised by the Committee as a whole.
3.     Capitalized terms used in this Amendment Number Three and not otherwise defined shall have the same meanings assigned to them in the Plan. Except as otherwise expressly set forth in this Amendment Number Three, the Plan shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Health Net, Inc. has caused this instrument to be signed on this 23 day of May, 2013.

HEALTH NET, INC.

By: _____/s/ Karin Mayhew___
Name:    Karin Mayhew
Title:    Senior Vice President,
Organization Effectiveness